Annual Supplemental Information Package for

Alexander & Baldwin, Inc. - Real Estate Segments

For the Year Ending December 31, 2007

(Unaudited)

Alexander & Baldwin, Inc. – Real Estate Segments

Index to Annual Supplemental Information Package (Unaudited)

For the Year Ending December 31, 2007

The information contained in this Annual Supplemental Information Package is unaudited and should be read in conjunction with the Company’s quarterly and annual reports and other filings with the Securities and Exchange Commission. The Company intends to provide annual updates to the information contained herein, but is not required, and undertakes no obligation, to revise or update forward-looking statements or any factors that may affect actual results, whether as a result of new information, future events, or circumstances occurring after December 31, 2007.

About the Company	1

Overview of A&B Land Group and Real Estate Segments	2

Real Estate Leasing Segment

Strategy and Operations	3

2007 Highlights and Performance	5

Asset Descriptions and Statistics

Property Detail – Hawaii Improved Properties	6
Property Detail – Mainland Improved Properties	7
Property Summary – Comparable Occupancy Data by Geographic Region	8
Real Estate Leasing Cash Net Operating Income (“NOI”)	9
Improved Property Portfolio Acquisitions/Dispositions	10
Lease Expirations of Improved Properties	11
Tenant Concentration	12

Real Estate Sales Segment

Strategy and Operations	13
Real Estate Developments	13
Landholdings and Entitlement Activities	18

2007 Highlights and Performance	21

Asset Descriptions and Statistics

Real Estate Development Detail	22
Planned Real Estate Developments	23

Forward-Looking Statements

This Annual Supplemental Information Package contains certain forward-looking statements, such as forecasts and projections of the Company’s future performance or statements of management’s plans and objectives. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Except for historical information contained in this Annual Supplemental Information Package, such communications contain forward-looking statements. These include, for example, all references to 2008 or future years. New risk factors emerge from time to time and it is not possible for the Company to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, forward-looking statements cannot be relied upon as a guarantee of future results and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected in the statements, including, but not limited to the factors that are described in Part I, Item 1A under the caption of “Risk Factors” of the Company’s 2007 annual report on Form 10-K. The Company is not required, and undertakes no obligation, to revise or update forward-looking statements or any factors that may affect actual results, whether as a result of new information, future events, or circumstances occurring after the date of this report.

Basis of Presentation

The information contained in this Annual Supplemental Information Package does not purport to disclose all items required by accounting principles generally accepted in the United States of America (“GAAP”). The information contained in this Annual Supplemental Information Package is unaudited and should be read in conjunction with the Company’s Form 10-K for the year ended December 31, 2007 and other filings with the Securities and Exchange Commission.

About the Company

Alexander & Baldwin, Inc. is a multi-industry corporation with most of its operations centered in Hawaii. It was founded in 1870 as a sugar plantation and incorporated in 1900. It has evolved from its agricultural foundation into an integrated network of complementary businesses serving the agricultural, real estate and transportation needs of Hawaii. A&B also has expanded beyond Hawaii’s shores to leverage its significant operating expertise and capital resources. In 2007, more than one third of the Company’s earnings were generated from activities and assets outside of Hawaii.

Ocean transportation operations, related shoreside operations in Hawaii, and logistics services across the mainland U.S. are conducted by a wholly-owned subsidiary, Matson Navigation Company, Inc. and two Matson subsidiaries. Real estate activities are conducted by A&B Properties, Inc. and agribusiness operations are conducted by Hawaiian Commercial & Sugar Company and certain other subsidiaries of A&B.

•

Transportation: The Transportation Industry consists of ocean transportation and logistics service segments. The Ocean Transportation segment is an asset-based business that derives its revenue primarily through the carriage of containerized freight between various U.S. Pacific Coast, Hawaii, Guam, China and other Pacific island ports. Additionally, the Ocean Transportation segment has a 35 percent interest in an entity that provides terminal and stevedoring services at U.S. Pacific Coast facilities. The Logistics Services segment is a non-asset based business that is a provider of domestic and international rail intermodal service, long-haul and regional highway brokerage, specialized hauling, flat-bed and project work, less-than-truckload, expedited/air freight services, and warehousing and distribution services.

•

Real Estate: The Real Estate Industry consists of two segments, both of which have operations in Hawaii and on the U.S. mainland. The Real Estate Sales segment generates its revenues through the development and sale of land and commercial and residential properties. The Real Estate Leasing segment owns, operates and manages retail, office and industrial properties.

•

Agribusiness: Agribusiness, which contains one segment, produces bulk raw sugar, specialty food-grade sugars, and molasses; produces, markets and distributes roasted coffee and green coffee; provides general trucking services, mobile equipment maintenance and repair services; and generates and sells, to the extent not used in the Company’s operations, electricity.

Corporate Headquarters

Alexander & Baldwin, Inc.

822 Bishop Street

Honolulu, HI 96813

Investor Relations

Questions about this annual supplemental information package should be directed to Kevin L. Halloran, Vice President, Corporate Development and Investor Relations at (808) 524-8422 or khalloran@abinc.com.

Transfer Agent & Registrar

BNY Mellon Shareowner Services (www.bnymellon.com/shareowner/isd)

P.O. Box 358015, Pittsburgh, PA 15252

Stock Exchange Listing

NASDAQ: ALEX

Websites

Alexander & Baldwin, Inc. - www.alexanderbaldwin.com

A&B Properties, Inc. - www.abprop.com

Matson Navigation Company, Inc. - www.matson.com

Hawaiian Commercial & Sugar Company - www.hcsugar.com

Overview of A&B Land Group and Real Estate Segments

Alexander & Baldwin, Inc. owns 89,120 acres in Hawaii. The vast majority of this land was acquired over 100 years ago to support the cultivation of sugar cane, which was Hawaii’s principal industry for more than a century. Historically, these lands have been used for a variety of agricultural purposes including active farming, the collection and transport of water for purposes of irrigation and hydroelectric power production, and the processing of crops into saleable products. Today, roughly 88,500 acres of the Company’s land, including land leased to others, is utilized for agriculture and related uses.

The A&B Land Group, which includes both A&B Properties, Inc. and A&B’s agribusiness units, is responsible for the stewardship of this land and the long-term optimization of its value. Agriculture remains the highest and best use for the great majority of these lands and provides significant benefits to the community and shareholder alike. A&B is the last of the major Hawaii sugar plantations still in operation and has developed a profitable coffee operation on lands formerly used for sugar production. The Company continues to innovate and seek ways to enhance the performance of its agricultural businesses, including the development of specialty products and the exploration of renewable energy expansion opportunities.

A&B Properties undertakes a comprehensive program of land stewardship, planning, entitlement and development to enhance the value of the Company’s lands, in keeping with community needs. By identifying and pursuing developments and transactions that enhance value from raw land holdings, and reinvesting tax-deferred proceeds from these efforts into new developments and a portfolio of income-producing properties, A&B Properties creates value for shareholders and has created a diverse income stream that is resilient to market cycles. The Company’s development activities, once limited to its historical landholdings, have been expanded through the use of acquired land and joint ventures, enabling the further diversification of earnings through the expansion to other Hawaiian islands and the U.S. mainland. This extension of the Company’s development activities has allowed it to leverage its development expertise, market knowledge and capital resources.

The balance of this document will outline, for the Real Estate Leasing and Real Estate Sales segments, respectively, the following aspects of A&B Properties’ operations:

•	Strategy and operations
•	2007 highlights and performance
•	Asset descriptions and statistics

Real Estate Leasing Segment Strategy and Operations

The Real Estate Leasing segment owns, operates, and manages commercial properties. It focuses on acquiring high-quality retail, office, and industrial properties in good locations, effectively managing those properties to increase margins through higher occupancies and cost management, and positioning these assets for sale when full market value has been achieved. Real Estate Leasing income also includes revenue from a variety of land leases, licenses and other agreements related to real estate in Hawaii.

A&B Properties’ portfolio of 45 income-producing properties is well-balanced among retail, office and industrial sectors and is geographically dispersed in seven mainland states and Hawaii. It has been acquired primarily through the reinvestment of property sales proceeds using Internal Revenue Code Section 1031 tax-free exchanges. Prior to 1989, the portfolio consisted substantially of 17 Hawaii properties developed by the Company on its historic landholdings on Maui and Kauai. A&B’s current 1031 exchange strategy began in 1989 when the Company reinvested a portion of the proceeds from the 1989 sale of its Wailea resort development into five commercial properties on the U.S. mainland. Since that time, the commercial portfolio has grown to 22 mainland properties and 23 Hawaii properties, primarily through tax-deferred exchanges. In the process, the Company has deferred $153 million of income taxes on the sale of raw land and improved properties and benefited from the earnings generated by these funds. The tax benefits of the 1031 program allow the Company to compete effectively for acquisitions and to earn attractive returns.

The Company has consciously endeavored to maintain a balance among retail, office and industrial properties, as well as geographic diversity. This has served the Company extremely well as the portfolio has proven resilient to economic cycles.

Portfolio Description

The real estate leasing portfolio comprised approximately 6 percent and 19 percent of the Company’s consolidated revenue and operating profit (before subtracting amounts treated as discontinued operations), respectively, for 2007.

The Company’s real estate leasing portfolio consists of improved properties in Hawaii and on the U.S. mainland, as well as unimproved properties in Hawaii. A brief description of each category follows:

Hawaii Improved Properties - A&B’s Hawaii improved property portfolio consists of retail, office and industrial properties, comprising approximately 1.4 million square feet of leasable space. The majority of the commercial properties are located on Maui and Oahu, with smaller holdings in the area of Port Allen, on the island of Kauai.

Hawaii Unimproved Properties – As of December 31, 2007, the Company owned 89,024 unimproved acres. The vast majority of the lands held by the Company in Hawaii, 88,535 acres, are designated for conservation or agricultural uses. The Company leases and licenses a relatively small portion of its lands to third parties. These leases and licenses consist of a wide variety of ground leases and licenses of urban and agricultural lands, ranging from ground leases covering the fee interest in land underlying commercial properties, to farming and pasture leases, to licenses of remnant parcels and easement areas, to sand and aggregate quarry leases whose lease or royalty payments are based on extraction rates. Accordingly, both period-to-period results and rental revenue per land unit may be highly variable.

Mainland Improved Properties - On the U.S. mainland, A&B owns a portfolio of retail, office and industrial properties acquired primarily by way of tax-deferred exchanges under Internal Revenue Code Section 1031. The Company’s mainland portfolio comprises approximately 5.2 million square feet of leasable space.

Acquisition, Management and Disposition Strategy

Overview

A core business objective of the Real Estate Leasing Segment is to generate the highest returns possible from its portfolio of income properties in Hawaii and on the U.S. mainland. This is accomplished through an integrated program of selective acquisitions, effective property and asset management, positioning the properties for sale at or near their peak values, and enabling the recycling of proceeds from those sales into tax-advantaged 1031 acquisitions of properties with higher growth potential. The Company seeks to acquire income properties in markets with strong growth prospects and to enhance asset values through facility upgrades, re-tenanting, market repositioning and general market growth. When management believes a property has achieved full value, it will market the property for sale, or occasionally respond to unsolicited offers. Upon a sale, reinvestment of proceeds will not necessarily be in the same asset class, but, over time, the Company has maintained a relatively consistent balance among retail, office and industrial space.

Leasing Operations

The Company’s property and asset management program focuses on maximizing the cash flows and market value of its leased portfolio by emphasizing optimal occupancy through strategic positioning of each property with competitive lease rates and synergistic tenant mixes, while minimizing operating and tenant improvement costs. The Company also focuses on early lease renewals and advance replacement of weak tenants in order to minimize vacancy loss.

Leasing Dispositions

The Company regularly sells selected properties from its portfolio when it believes the value of that asset has been maximized and the full fair market value for that asset can be realized. This allows the Company to capture embedded value created by its property and asset management efforts, and provides investment capital for redeployment into other asset classes or locations where it believes higher returns may be realized. It is important to note, however, that the gains from these dispositions are reported as income within the Real Estate Sales segment and not within the Real Estate Leasing segment. These sales, while classified under GAAP as discontinued operations, are a core component of the A&B real estate strategy and are a recurring source of earnings.

Leasing Acquisitions

The Company recycles proceeds from the sale of properties by acquiring replacement properties in Section 1031 exchanges. These 1031 exchange transactions allow the Company to redeploy, on an “interest-free” basis, the taxes that would otherwise be paid on the sale, resulting in higher after-tax returns on invested capital. The Company also seeks to further enhance investment returns by acquiring properties in expanding markets bearing higher return characteristics.

The Company’s mainland income properties have been acquired primarily with tax-deferred exchange proceeds, and while the Company expects that future acquisitions will be acquired predominantly with tax-deferred exchange proceeds, the Company is not limited to the use of tax-deferred exchange proceeds in acquiring properties to enhance and expand its lease portfolio.

Real Estate Leasing Segment Highlights and Performance – 2007

Note: Additional detail on 2007 and prior year performance is available in the Company’s 2007 Form 10-K.

Leasing Operations

Real estate leasing results during 2007 demonstrate the continued steady performance of the portfolio, with occupancies at or near historic levels. Occupancies for 2007 were 98 percent and 97 percent for the Hawaii and U.S. mainland improved portfolios, respectively.

Real estate leasing revenue and operating profit for 2007 were 8 percent and 3 percent higher, respectively, than the amounts reported for 2006. The increase in real estate leasing revenue was principally due to net additions to the portfolio during or subsequent to 2006. Additionally, 2007 benefited from improved performance at existing properties and the completion and occupancy of a commercial building on Maui in October 2006.

Operating profit increased in 2007, compared with 2006, for the same reasons cited for the real estate leasing revenue increases, but the increases were partially offset by higher operating costs, including real property taxes, utilities, G&A and insurance, higher depreciation (principally from acquisitions), and business interruption and construction claim payments received in 2006.

Leasing Acquisitions/Dispositions

The Company continues to seek attractive investment opportunities to expand its leasing portfolio. During 2007, the Company purchased Royal MacArthur Center, a 43,600 square-foot retail center in Las Colinas, Texas for $13.5 million. This purchase was made principally using tax-deferred proceeds from property sales executed in late 2006. In the fourth quarter of 2007, the Company acquired for $102 million, Heritage Business Park (“Heritage”), a seven-building industrial property in Dallas, Texas. Heritage contains a total of 1.3 million square feet of leasable warehouse/flex space, and 28 acres of fully entitled, developable land that could accommodate approximately 430,000 square feet of additional leasable space. Heritage was 98 percent occupied at the time of acquisition.

Sales of leased properties in 2007 included: A&B’s leasehold interest in Fairways Shops, a 35,000-square-foot leasehold retail center in Kaanapali, Maui; Napili Plaza, a 45,200-square-foot retail center in Napili, Maui; 801 Kaheka Street, a 4.0-acre ground leased parcel in Honolulu, Oahu; and Vista Controls, a 51,100 square-foot industrial property in Valencia, California. In November 2007, A&B also closed the sale of 4.0 acres at the Kahului Harbor on Maui to the State of Hawaii. This parcel included two small buildings - 101 Kaahumanu, a 6,900-square-foot office building, and Old Kahului Store, a 17,000-square-foot commercial building.

Real Estate Leasing Segment – Asset Descriptions and Statistics

The tables on the following pages provide detail on the Company’s commercial real estate portfolio.

Alexander & Baldwin, Inc.

Real Estate Leasing Segment Portfolio Overview

Property Detail - Hawaii Improved Properties

As of December 31, 2007

Property	Island	Gross Leasable Area (sq. ft.)	Leased[1] 2007

Industrial:
P&L Warehouse	Maui	104,100	100%
Hawaii Business Park	Oahu	85,200	100%
Wakea Business Center II	Maui	61,500	100%
Port Allen Center I	Kauai	28,000	98%
Port Allen Steel Warehouse	Kauai	22,800	98%
Port Allen Center II	Kauai	13,600	83%
Subtotal – Industrial		315,200	99%

Office:
Pacific Guardian Complex	Oahu	143,300	99%
Kahului Office Building	Maui	56,700	96%
Kahului Office Center	Maui	32,900	100%
Stangenwald Building	Oahu	27,100	97%
Judd Building	Oahu	20,200	100%
Lono Center	Maui	13,100	100%
Subtotal – Office		293,300	98%

Retail:
Maui Mall	Maui	191,300	98%
Mililani Shopping Center	Oahu	180,300	100%
Kaneohe Bay Shopping Center	Oahu	126,400	100%
Kunia Shopping Center	Oahu	60,600	98%
Kahului Shopping Center	Maui	55,100	99%
Apex Building	Maui	28,100	100%
Port Allen Marina Center	Kauai	23,500	87%
Acura Buildings	Maui	16,600	100%
Kele Center	Maui	14,800	100%
BMW Building	Maui	6,100	100%
Subtotal – Retail		702,800	99%

Residential:
Kahului Town Terrace	Maui	56,700	82%

TOTAL HAWAII		1,368,000	98%

1 Represents the average percentage of space leased during the period. Space is considered leased when a tenancy agreement has been fully executed or the space is revenue-producing.

Alexander & Baldwin, Inc.

Real Estate Leasing Segment Portfolio Overview

Property Detail - Mainland Improved Properties

As of December 31, 2007

Property	Location	Gross Leasable Area (sq. ft.)	Leased[1] 2007

Industrial:
Heritage Business Park	Dallas, TX	1,316,400	98%
Ontario Distribution Center	Ontario, CA	898,400	100%
Sparks Business Center	Sparks, NV	396,100	100%
Centennial Plaza	Salt Lake City, UT	244,000	99%
Valley Freeway Corporate Park	Kent, WA	228,200	89%
San Jose Avenue Warehouse	City of Industry, CA	126,000	100%
Subtotal – Industrial		3,209,100	98%

Office:
1800 and 1820 Preston Park	Plano, TX	198,500	92%
Ninigret Office Park X and XI	Salt Lake City, UT	185,200	100%
San Pedro Plaza	San Antonio, TX	163,800	94%
2868 Prospect Park	Sacramento, CA	162,900	100%
Concorde Commerce Center	Phoenix, AZ	140,700	74%
Deer Valley Financial Center	Phoenix, AZ	126,600	95%
Southbank II	Phoenix, AZ	120,800	100%
2450 Venture Oaks	Sacramento, CA	103,700	100%
2890 Gateway Oaks	Sacramento, CA	58,800	86%
Subtotal – Office		1,261,000	94%

Retail:
Boardwalk Shopping Center	Round Rock, TX	184,600	97%
Arbor Park Shopping Center	San Antonio, TX	139,500	99%
Village at Indian Wells	Indian Wells, CA	104,600	100%
Broadlands Marketplace	Broomfield, CO	97,900	89%
Marina Shores Shopping Center	Long Beach, CA	67,700	98%
Wilshire Center	Greeley, CO	46,500	88%
Royal MacArthur Center	Dallas TX	43,600	100%
San Pedro Retail	San Antonio, TX	8,100	100%
Subtotal – Retail		692,500	96%

TOTAL MAINLAND		5,162,600	97%

1 Represents the average percentage of space leased during the period. Space is considered leased when a tenancy agreement has been fully executed or the space is revenue-producing.

Alexander & Baldwin, Inc.

Real Estate Leasing Segment Portfolio Overview

Property Summary – Comparable Occupancy Data by Geographic Region

As of December 31, 2007 and 2006

	Gross		Gross
	Leasable Area December 31, 2007	Leased[1] 2007	Leasable Area December 31, 2006	Leased[1] 2006

Hawaii – Improved	1,368,000	98%	1,526,800	98%
Mainland – Improved	5,162,600	97%	3,846,800	98%
TOTAL	6,530,600	97%	5,373,600	98%

1 Represents the average percentage of space leased during the period. Space is considered leased when a tenancy agreement has been fully executed or the space is revenue-producing.

Alexander & Baldwin, Inc.

Real Estate Leasing Segment

Real Estate Leasing Cash Net Operating Income (“NOI”) 1

	Year Ended December 31,
	2007	2006
	Total Cash NOI	Total Cash NOI	Percentage Change
Hawaii – Improved	$24.8	$25.6	-3%
Hawaii – Unimproved	8.5	9.6	-11%
Mainland – Improved	36.0	30.6	18%
TOTAL	$69.3	$65.8	5%

	Year Ended December 31,			December 31,
	2007	2006		2007
	Comparable Cash NOI	Comparable Cash NOI	Percentage Change	Book Basis[3]
Hawaii – Improved	$22.7	$20.7	10%	$140.9
Hawaii – Unimproved	6.6	6.8	-3%	20.7
Mainland – Improved	27.4	25.9	6%	434.2
TOTAL	$56.7	$53.4	6%	$595.8

[1]

Cash net operating income (“NOI”) is a non-GAAP measure derived from real estate revenues (determined in accordance with GAAP, less FASB 13 adjustments) minus property operating expenses (determined in accordance with GAAP). Cash NOI does not have any standardized meaning prescribed by GAAP, and therefore, may differ from definitions of Cash NOI used by other companies. Cash NOI should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance, or as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. Cash NOI is commonly used as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. Cash NOI excludes general and administrative expenses, FASB 13 adjustments, bad debt expense, interest income, interest expense, depreciation and amortization, and gains on sales of interests in real estate. The Company believes that the Real Estate Leasing segment’s operating profit after discontinued operations is the most directly comparable GAAP measurement to Cash NOI. A required reconciliation of Real Estate Leasing operating profit to Real Estate Leasing Segment Comparable Cash NOI is as follows:

Required Reconciliation of Real Estate Leasing Operating Profit to Real Estate Leasing Comparable Cash NOI (non-GAAP) (in millions)	Year Ended December 31, 2007	Year Ended December 31, 2006

Real Estate Leasing Segment Operating Profit before Discontinued Operations	$51.6	$50.3
Less amounts reported in discontinued operations	(3.5)	(2.5)
Real Estate Leasing Segment Operating Profit after Subtracting Discontinued Operations	48.1	47.8
Adjustments:
Depreciation and amortization	16.1	14.4
FASB 13 Straight-line lease adjustments	(3.3)	(3.0)
General and administrative expense	4.6	3.9
Discontinued operations	3.5	2.5
Bad debt expense	0.3	0.2
Real Estate Leasing Total Cash NOI	69.3	65.8
Acquisitions/Disposition Adjustments/Other	(12.6)	(12.4)
Real Estate Leasing Segment Comparable Cash NOI[3]	$56.7	$53.4

[2]

“Comparable Cash NOI” is defined as including only Cash NOI related to properties that were operated throughout the duration of both periods under comparison. As a result, it excludes properties acquired or disposed of during or subsequent to 2006 that were not operated throughout the entire duration of both periods under comparison.

[3]

Represents the net book basis of properties owned as of December 31, 2007, including intangibles. The tax bases of certain properties may be significantly lower than their fair values (and book bases) due to the deferral of gains allowed under Section 1031/1033 of the Internal Revenue Code. Additionally, a large portion of the Company’s undeveloped lands on Maui and Kauai, excluding the Company’s Wailea holdings, has a cost basis of roughly $150 per acre, which may be significantly less than fair value.

Alexander & Baldwin, Inc.

Real Estate Leasing Segment

2007 Improved Property Portfolio Acquisitions/Dispositions

(Dollars in millions)

Property acquired in 2007	Acquisition Date	Acquisition Price	Gross Leasable Area (sq. feet)	Leased Percentage at Acquisition

Royal MacArthur Center	3/1/07	$13.5	43,600	100%
Heritage Business Park	11/1/07	$102.0	1,316,400	98%

Property disposed of in 2007*	Disposition Date	Disposition Price	Gross Leasable Area (sq. feet)	Leased Percentage at Disposition
Fairway Shops	9/28/07	(1)	35,000	86%
Napili Plaza	9/28/07	(1)	45,200	86%
Vista Controls Building	10/30/07	$6.8	51,100	100%
Kahului Railroad Building	11/30/07	(2)	6,900	85%
Old Kahului Store	11/30/07	(2)	17,000	91%

* In addition to improved property sales, in 2007 the Company sold an unimproved property parcel in Honolulu that was ground leased to a retail tenant, for approximately $46 million.

Alexander & Baldwin, Inc.

Real Estate Leasing Segment

2006 Improved Property Portfolio Acquisition/Disposition Summary

(Dollars in millions)

Property acquired in 2006	Acquisition Date	Acquisition Price	Gross Leasable Area (sq. feet)	Leased Percentage at Acquisition
Ninigret Office Park	1/26/06	$21.3	185,200	100%
Gateway Oaks	6/14/06	$12.3	58,800	82%
Preston Park	6/30/06	$24.3	198,400	92%
Acura Buildings	(3)	(3)	16,600	100%
Concorde Commerce Center	12/22/06	$24.6	140,700	93%

Property disposed of in 2006	Disposition Date	Disposition Price	Gross Leasable Area (sq. feet)	Leased Percentage at Disposition
One Main Plaza	3/3/06	$15.7	82,000	83%
Carefree Marketplace	6/28/06	(4)	85,000	91%
Mesa South Shopping Center	6/28/06	(4)	133,700	95%
Lanihau Shopping Center	12/05/06	$28.0	88,200 (5)	100%

(1)	Fairway Shops and Napili Plaza were sold together for an aggregate disposition price of $28.1 million.

(2)

Four acres of land at Kahului harbor, which included two improved properties, Kahului Railroad Building and Old Kahului Store, were sold to the State of Hawaii at an aggregate disposition price of $9.8 million.

(3)

The Acura Buildings are newly constructed facilities that are located within the Triangle Square property located in Kahului, Maui. The new facilities consist of an Acura Dealership facility and an Auto Value Center. The Company completed construction of the buildings at a net cost of $3.4 million.

(4)	Carefree Marketplace and Mesa South Shopping Center were sold together for an aggregate disposition price of $35.6 million.

(5)	The sale of Lanihau Shopping Center also included development rights to an undeveloped adjacent parcel.

Alexander & Baldwin, Inc.

Real Estate Leasing Segment

Lease Expirations of Improved Properties1

As of December 31, 2007

Year of expiration	Gross Leasable Area (sq. feet) of Expiring Leases	Percentage of Gross Leased Area

2008	861,100	13.8%
2009	1,941,000	31.1%
2010	805,700	12.9%
2011	970,200	15.5%
2012	398,800	6.4%
2013	355,300	5.7%
2014	326,900	5.2%
2015	212,300	3.4%
2016	48,200	0.8%
2017	124,600	2.0%
Thereafter	198,800	3.2%
Total	6,242,900	100.0%

1 Excludes leases on a month-to-month tenancy.

Alexander & Baldwin, Inc.

Real Estate Leasing Segment

Tenant Concentration

Top Ten Tenants Based on Annualized Base Rent

As of December 31, 2007

Tenant	Industry	Percentage of Annualized Base Rent

Home Depot USA, Inc.	Retail	3.1%
State Compensation Insurance (CA)	Insurance	2.6%
The University of Phoenix, Inc.	Education	2.5%
CIGNA Healthcare	Insurance	2.4%
TPUSA	Call Center/Communications	2.2%
El Paso Corporation	Energy	1.9%
WebEx	Technology	1.6%
Blackboard Corp.	Software	1.4%
Quill Corporation	Retail	1.2%
International Airmotive Holding Co.	Aeronautic	1.2%
		20.1%

Real Estate Sales Segment Strategy and Operations

The Real Estate Sales segment generates its revenues through the development and sale of commercial, residential, and other properties, including raw land. The Real Estate Sales segment also includes the sale of income-producing property from the Real Estate Leasing segment portfolio.

The Real Estate Sales Segment seeks primarily to create value by developing residential and commercial properties. While the Company had traditionally focused its development efforts on its historic landholdings in Hawaii, beginning in 1998 it began to acquire new, fully-entitled lands as a significant source of developable land. The Company’s recent land acquisition and development program (“Project X”) has proven remarkably successful, as demonstrated by the fact that the majority of the Company’s 2007 development margin was generated outside its historic landholdings.

The Real Estate Sales segment seeks to diversify its investments by geography and asset type. Current investments include projects on Maui, Kauai, Oahu, the Big Island of Hawaii and the U.S. mainland. Some of these lands have been acquired through joint venture relationships, which the Company is increasingly utilizing in order to gain access to new opportunities, leverage its own human and financial resources, complement its own expertise and mitigate project risk. While the Company has had significant success in quick-turn development projects, it also has added long-term, high-quality projects with attractive future earnings and cash flow characteristics so as to mitigate the episodic nature of shorter-term projects.

The following narrative descriptions of A&B’s real estate development “pipeline” summarize the status of various projects that are currently under development or in the planning stages. This pipeline reflects the geographic and asset diversity described above.

Real Estate Developments

Maui:

(a)       Wailea. In October 2003, A&B acquired 270 acres of fully-zoned, undeveloped residential and commercial land at the Wailea Resort on Maui, planned for up to 1,200 homes, for $67.1 million. A&B was the original developer of the Wailea Resort, beginning in the 1970s and continuing until A&B sold the Resort to the Shinwa Golf Group in 1989.

A&B has since sold 78 acres and contributed 25 acres to a joint venture for the development of the Kai Malu project described below, and is in various stages of development on an additional 27 acres, as described below.

No. of Acres
Original acquisition	270
Sold to third parties	78
Contributed to joint venture	25
Under development	27
Future developments in planning	140

(i)       Kai Malu at Wailea (25.0 acres) - In April 2004, A&B entered into a joint venture with Armstrong Builders, Ltd. for development of a 25-acre parcel at Wailea into 150 duplex units, averaging 1,800 square feet per unit. Vertical construction commenced in October 2005 and 22 units closed in 2006. A total of 86 units closed in 2007. Of the remaining 42 units, 39 units are, as of February 15, 2008, under binding contracts.

(ii)       The Bluffs at Wailea (7.4 acres) - construction commenced in September 2007 on 12 half-acre estate lots and is expected to be completed by July 2008. Marketing of lots began in January 2008.

(iii)      The Ridge at Wailea (6.7 acres) - construction commenced in November 2007 on the nine half-acre estate lots and is expected to be completed by year-end 2008.

(iv)      Hoku o’ Wailea (13.0 acres) - The SMA permit was approved in April 2007 for the 75-unit “Hoku o’ Wailea” condominium project, and construction documents were submitted for approval in November 2007. This project is planned to consist of 15 five-plex buildings and a recreation center, with units averaging 1,700 square feet.

(b)      Haliimaile Subdivision. A&B’s application to rezone 55 of 63 total acres (including 45 acres for residential, 10 acres for a park and eight acres for a wastewater treatment facility and other uses) for the development of a 150- to 200-lot residential subdivision in Haliimaile (Upcountry, Maui) was approved by the Maui County Council in September 2005. In 2006, construction drawings were submitted to county agencies and preliminary large lot subdivision approval was granted in August 2006. In 2007, A&B continued to work with the County in the processing of subdivision and construction plans and the identification and development of a potable water source needed for the project.

(c)        Kane Street Development. Aina ‘O Kane is planned to consist of 103 residential condominium units in five four-story buildings, with 20,000 square-feet of ground-floor commercial space, in Kahului. A preliminary condominium report was obtained in April 2006, enabling sales and marketing to commence. Construction documents were completed and building permit applications were submitted to the County in August 2006. Permit approvals are expected in 2008.

(d)       Kahului Town Center. The redevelopment plan for the 19-acre Kahului Shopping Center block reflects the creation of a traditional “town center,” consisting of approximately 440 residential condominium units, as well as approximately 240,000 square feet of retail/office space. Half of the shopping center was destroyed by fire in 2005 and redevelopment plans began at that time. In April 2007, the Environmental Assessment and SMA permit were approved for the project, allowing Phase I construction document preparation to commence. In July 2007, Phase I (86,000 square feet of commercial space) building permit applications were submitted to the County. Permit approvals are expected in 2008.

(e)        Maui Business Park II. In April 2004, A&B filed a zoning change application with the County of Maui for the re-zoning of 179 acres in Kahului, Maui, representing the second phase of its Maui Business Park project, from agriculture to light industrial. Hearings before the Council’s Land Use Committee were held in July 2007 and January and February 2008. The application was approved by the Committee in February, and will now be considered by the full Council. A final zoning decision is expected from the Council in 2008.

Kauai:

(f)        Kukui`ula. In April 2002, A&B entered into a joint venture with an affiliate of DMB Associates, Inc. for the development of Kukui`ula, a 1,000-acre master planned resort residential community located in Poipu, Kauai, planned for approximately 1,000 to 1,200 high-end residential units. In 2004, A&B exercised its option to contribute to the joint venture up to 40 percent of the project’s future capital requirements. Offsite construction commenced in 2005, while onsite infrastructure work commenced in 2006. The project’s mass grading permit was obtained in April 2007, allowing grading to commence on the project’s golf course and other amenity areas. Construction also progressed on roadways, subdivision improvements, water systems, and the project’s commercial center. A total of 67 lots had closed through year-end 2007, at an average price of $1.4 million. The capital contributed by A&B to the joint venture as of year-end 2007 was $48 million, excluding land and capitalized interest. Based on construction and operating costs to be incurred over the next three years, and revenue from lot sales, A&B’s additional contribution of capital to the joint venture could range from $70 million to $90 million over the next three years, a portion of which could be financed by construction financing obtained by the venture.

(g)       Port Allen Residential. This project covers 17 acres in Port Allen, Kauai, and is planned for 75 condominium units and 58 single-family homes. In 2007, 26 homes closed, with the remaining 32 homes projected to close in 2008. Vertical construction of the condominium units is expected to commence in 2008, with completion of initial units scheduled for 2009.

(h)       Eleele Development. This project, located at Port Allen harbor in south Kauai, is fully entitled for 21 acres of residential use and seven acres for commercial use. It is currently in the planning stage.

(i)        Kukui`ula Village. In August 2007, the Company entered into a joint venture with DMB Kukui`ula Village LLC, for the development of Kukui`ula Village, a planned 91,700-square-foot commercial center located at the entrance to the Kukui’ula project. Mass grading commenced in July 2007 and the center is projected to be completed in 2009.

Oahu:

(j)        Keola La`i. In 2006, A&B commenced construction of a 42-story condominium project near downtown Honolulu, Oahu, consisting of 352 residential units (289 market units and 63 reserved housing units). As of February 15, 2008, 325 units (262 market units and 63 reserved housing units) were under binding contracts. Closings commenced in February, with most of the sales expected to close in the first half of 2008. The reserved housing units have an average price of $343,000, and the market units under binding contracts average $684,000.

(k)       Waiawa. In August 2006, A&B closed a joint venture agreement with an affiliate of Gentry Investment Properties, for the development of a 1,000-acre master planned residential community (530 residential-zoned acres) in Central Oahu. The venture proposes to be the master developer for the project, planned for 5,000 primary residential units, and intends to sell parcels to homebuilders. In 2007, construction plans for the first phase of the project were submitted for permits, with approvals expected in 2008. Construction costs are substantially higher than originally projected, and the venture will be evaluating the impact of these higher costs on project feasibility in 2008.

Big Island of Hawaii:

(l)        Ka Milo at Mauna Lani. In April 2004, A&B entered into a joint venture with Brookfield Homes Hawaii Inc. to acquire and develop a 30.5-acre residential parcel in the Mauna Lani Resort on the island of Hawaii. The project is planned for 37 single-family units (averaging 2,330 square feet) and 100 duplex townhomes (averaging 2,040 square feet). In 2007, construction continued on the first phase of 27 units, and six units closed.

Mainland:

(m)      Savannah Logistics Park. In October 2007, A&B entered into an agreement to purchase a 1.0 million square foot industrial facility consisting of two warehouse buildings located in Savannah, GA, approximately 12 miles from the second largest U.S. container port on the east coast. A&B closed the acquisition of both buildings in February 2008. The property will be treated as a development property until the completion of tenant improvements by A&B and the delivery of the space to one or more tenants.

Southern California:

(n)       Crossroads Plaza. In June 2004, A&B entered into a joint venture with Intertex Hasley, LLC, for the development of a 61,000-square-foot mixed-use neighborhood retail center on 6.5 acres in Valencia, California. The property was acquired in August 2004. The sale of a pad site building closed in 2007, and construction of the remainder of the center was completed in early 2008. It is anticipated that the property will be sold in 2009.

(o)       Centre Pointe Marketplace. In April 2005, A&B entered into a joint venture with Intertex Centre Pointe Marketplace, LLC for the development of a 105,700-square-foot retail center on a 13.0-acre parcel in Valencia, California. Vertical construction commenced in 2007, and was fully completed in early 2008. The center was parcelized to facilitate multiple building sales, and several of those buildings were sold in 2007. The remaining buildings are expected to be sold in 2008.

(p)       Bridgeport Marketplace. In July 2005, A&B entered into a joint venture with Intertex Bridgeport Marketplace, LLC for the development of a 27.8-acre parcel in Valencia, California. The parcel was subdivided into a 5-acre parcel for a public park, a 7.3-acre parcel sold to a church in 2007, and a 15.5-acre parcel for the development of a 131,000-square-foot retail center. Vertical construction commenced in the first quarter of 2007 and the center is expected to open in late-2008.

(q)       Bakersfield - Panama Grove. In November 2006, A&B entered into a joint venture with Intertex P&G Retail, LLC, for the development of a 550,000-square-foot retail center on a 57.3-acre commercial parcel in Bakersfield, California. The parcel was acquired in November 2006. Planning, permitting and pre-leasing activities are ongoing.

(r)        Palmdale Trade & Commerce Center. In December 2007, A&B entered into a joint venture with Intertex Palmdale Trade & Commerce Center LLC, for the development of a 315,000-square-foot mixed-use commercial office and light industrial condominium complex on 18.2 acres in Palmdale, California, located 60 miles northeast of Los Angeles and 25 miles northeast of Valencia. Planning and development work are ongoing.

(s)        Santa Barbara Ranch. In November 2007, the Company entered into a joint venture with Vintage Communities, a developer of high-end lifestyle communities headquartered in Newport Beach, California, which intends to acquire and develop 1,040-acres for an exclusive large-lot subdivision, located 12 miles north of the City of Santa Barbara. Planning and entitlement work is underway. As of February 15, 2008, A&B’s capital investment was $10.8 million and collateralized by certain real estate assets. Future funding of equity is subject to Vintage Communities satisfying certain funding conditions established by A&B.

Landholdings and Entitlement Activities

Successful land entitlements is the most challenging and critical step in the development process. As in the case of other high-demand, high-quality locations with a limited supply of land suitable for development, the entitlement process in Hawaii is complex, time-consuming and costly, involving numerous State and County regulatory approvals. For example, conversion of an agriculturally-zoned parcel to residential zoning usually requires the following approvals:

•	County amendment of the County general plan and community plan to reflect the desired residential use;
•	State Land Use Commission reclassification of the parcel from the Agricultural district to the Urban district; and
•	County rezoning of the property to the precise residential use desired.

A&B actively works with regulatory agencies, commissions and legislative bodies at various levels of government to entitle lands to their highest and best use. A&B designates a parcel as “fully entitled” or “fully zoned” when all of the above-mentioned land use approvals have been obtained. In addition to fully entitled lands, “designated urban” describes land that has one or more of the land use approvals described above, but not all approvals. The Company has also identified other lands, “potential development land,” that may offer long-term development opportunity but are currently zoned for other uses.

As of December 31, 2007 A&B and its subsidiaries, including A&B Properties, Inc., owned approximately 89,480 acres, consisting of approximately 89,120 acres in Hawaii and approximately 360 acres on the mainland, as follows:

Location	No. of Acres

Maui	68,585
Kauai	20,510
Oahu	25
TOTAL HAWAII	89,120

California	80
Texas	165
Washington	15
Arizona	30
Nevada	20
Colorado	15
Utah	35
TOTAL MAINLAND	360

As described more fully in the table below, the bulk of this acreage currently is used for agricultural, pasture, watershed and conservation purposes. A portion of these lands is used or planned for development or other urban uses, including the development projects described in the preceding pages. An additional 2,910 acres on Maui and Kauai are leased from third parties, and approximately 1,000 acres on Kauai, not included in the table above, have been transferred to the Kukui’ula joint venture for the development of the Kukui’ula project.

Real Estate Land Portfolio

As of December 31, 2007

Description	Locations	Acres
Fully Entitled
Hawaii – development / other	Oahu, Maui, Kauai	489
Mainland – development	Dallas, TX	28
Hawaii – commercial improved properties	Oahu, Maui, Kauai	96
Mainland – improved properties	AZ, CA, CO, NV, TX, UT, WA	332
Subtotal – Fully Entitled		945

Agricultural, pasture and miscellaneous
Hawaiian Commercial & Sugar Company	Maui	34,600
Kauai Coffee	Kauai	3,000
Leased to third parties	Maui	10,183
Other agricultural, pasture and misc. purposes	Various	11,482
Subtotal – Agricultural, pasture & misc.		59,265

Watershed/Conservation
Wainiha Valley	Kauai	10,120
Other Kauai	Kauai	3,200
Maui	Maui	15,950
Subtotal – Watershed/Conservation		29,270

TOTAL A&B Holdings		89,480

Real Estate Development Potential Land Portfolio1

As of December 31, 2007

Classification	Location	Acres
Designated Urban	Maui	1,570
Potential Development Land	Maui/Kauai	8,700
Total		10,270

1 Designated Urban and Potential Development Land acreage is included in the “Real Estate Development Land Portfolio” table.

In addition to Company-owned lands, the Company has ownership interests in joint ventures that plan to develop lands contributed by the Company or lands purchased or intended to be purchased by the joint venture.

Real Estate Development Joint Venture Portfolio1

As of December 31, 2007

Entitled, Joint Venture	Location	Acres[1]
Kukui’ula	Koloa, Kauai	1,000
Kukui’ula Village	Koloa, Kauai	10
Kai Malu at Wailea	Wailea, Maui	25
Ka Milo	Kona, Big Island	31
Palmdale Trade & Commerce Center	Palmdale, CA	18
Bridgeport Marketplace	Valencia, CA	28
Crossroads Plaza	Valencia, CA	7
Centre Pointe Marketplace	Valencia, CA	13
Bakersfield - Panama Grove	Bakersfield, CA	57
Santa Barbara Ranch	Santa Barbara, CA	1,040
Waiawa	Waiawa, Oahu	1,000
Total		3,229

1 Joint venture portfolio includes total estimated project acres, including acres sold and/or acres not yet owned by the joint venture, but are intended to be acquired by the joint venture for development.

Entitlement Activity

Some of the various planning and entitlement efforts underway include the following projects:

•	Maui Business Park II: 179 acres in Kahului, Maui, to be rezoned from Agriculture to Light Industrial. Currently before the Maui County Council for zoning approvals.

•

Kihei Residential: 95 acres in Kihei, Maui, planned for up to 600 primary housing units, plus a limited amount of commercial uses. Application for Urban designation has been filed with the State Land Use Commission.

•

Waiale Community: 800-acre master-planned community, planned for up to 4,500 primary housing units, town villages, and civic, commercial and park uses. Request for Urban designation in the Maui County General Plan has been submitted.

•	Eleele Community: Master planning ongoing for a 700-acre region in Eleele, Kauai, planned for primary housing units, town villages, and civic, commercial and park uses.

Real Estate Sales Segment Highlights and Performance – 2007

Note: Additional detail on 2007 and prior year performance is available in the Company’s 2007 Form 10-K.

Real estate sales revenue in the full year 2007 was $117.8 million and operating profit was $74.4 million, which represented increases of 21 percent and 50 percent, respectively, from the year earlier period. The higher revenue and higher operating profit results were due to the mix and timing of real estate sales in 2007 compared with 2006, as well as the treatment of income earned from the Company’s joint ventures. Earnings from joint ventures are not included in revenue, but are included in operating profit. The composition of these sales is described below.

2007: Real estate sales revenue, before subtracting amounts treated as discontinued operations, included the sale of a four-acre land parcel ground leased to a retail tenant in Honolulu, two retail centers on Maui, two small commercial buildings on a four-acre land parcel on Maui sold to the State of Hawaii, a commercial property in California, the final payment on an installment sale of an agricultural parcel on Kauai, and a commercial parcel on Maui. Closings also commenced on a single-family residential development on Kauai. Operating profit included the margin on the sales referenced above as well as $22.6 million of joint venture earnings (which are not included in revenue for the segment), principally representing the results from the Company’s Kai Malu and Valencia joint venture projects, partially offset by the Company’s share of marketing and other operating expenses of its Kukui’ula joint venture project.

2006: Real estate sales revenue, before subtracting amounts treated as discontinued operations, included the sale of two retail centers in Arizona, a commercial property on the island of Hawaii, a Maui office building, several commercial parcels on Maui, a commercial property on Oahu, and a 19-percent installment payment for an agricultural parcel on Kauai. Operating profit for 2006 was significantly higher as a percentage of real estate sales revenue compared to 2005 because operating profit also included $14.4 million for the Company’s earnings from its real estate joint ventures (which are not included in revenue for the segment). The joint venture earnings principally relate to a portion of the Company’s earnings from its Hokua joint venture, which completed sales of all 247 residential condominium units in January 2006, and joint venture earnings from the Company’s Kai Malu project, partially offset by higher marketing expenses related to the Company’s Kukui’ula project.

Alexander & Baldwin, Inc.

Real Estate Sales Segment

Real Estate Development Detail

As of December 31, 2007

(dollars in millions)

											Estimated Sales or Leasing Timing[5]
Project	Location	Voting Interest if Joint Venture[1]	Product Type	Original Project Acres	Planned Sales or Gross Leasable Area	Units Closed or GLA Sold or Leased[2]	($) Average Closed Sales Price[3]	($) Total Estimated Project Cost[4]	($) A&B Investment through 2007[4]	($) A&B Capital Estimated 2008[5]	Start	Substantial Completion

Kai Malu	Wailea, Maui	50%	Resort residential	25	150	108	1.3	125	5	-	2006	2008
The Bluffs at Wailea	Wailea, Maui	N/A	Resort residential lots	7	12	-	-	11	6	5	2008	2008
The Ridge at Wailea	Wailea, Maui	N/A	Resort residential lots	7	9	-	-	11	3	8	2009	2009
Hoku o' Wailea	Wailea, Maui	N/A	Resort residential	13	75	-	-	82	5	8	2010	2010
Aina 'O Kane	Kahului, Maui	N/A	Primary res./commercial	4	103	-	-	33	1	14	2009	2010
Kukui'ula	Koloa, Kauai	50%	Resort residential	1,000	1,000-1,200	67	1.4	884	84	30-50	2006	2018
Keala'ula at Port Allen	Eleele, Kauai	N/A	Primary residential	13	58	26	0.4	18	16	2	2007	2008
Kai'Olino at Port Allen	Eleele, Kauai	N/A	Primary residential	4	75	-	-	26	12	7	2009	2009
Keola La'i	Honolulu, Oahu	N/A	Primary residential	3	352	-	-	179	164	15	2008	2008
Ka Milo	Kona, Hawaii	50%	Resort residential	31	137	6	1.5	129	6	-	2007	2012
Haliimaile	Haliimaile, Maui	N/A	Primary residential lots	63	168	-	-	31	1	-	2011	2013
Centre Pointe	Valencia, CA	50%	Retail	13	105,700 s.f.	61%	N/A	32	4	-	2007	2008
Crossroads Plaza	Valencia, CA	50%	Retail	7	61,000 s.f.	4%	N/A	17	3	-	2007	2008
Palmdale Center	Palmdale, CA	50%	Office/Industrial	18	315,000 s.f.	-	N/A	47	4	-	2009	2012
Panama Grove	Bakersfield, CA	50%	Retail	57	550,000 s.f.	-	N/A	90	11	-	2010	2010

Held-for-Lease
Bridgeport Marketplace	Valencia, CA	50%	Retail	16	131,000 s.f.	68%	N/A	43	4	-	2007	2008
Kukui'ula Village	Koloa, Kauai	50%	Retail/Office	10	91,700 s.f.	38%	N/A	71	6	-	2009	2009

1 The Company’s percentage share of joint venture returns may vary from the Company’s voting percentage because returns are generally tiered based on final joint venture results. Additionally, the Company’s required capital contributions as a percentage of total equity capital required may differ from the Company’s voting percentage, depending on the specific joint venture terms.

2 For commercial development projects, represents the percentage of square footage sold as of December 31, 2007; for commercial development projects held-for-lease, represents percentage of square footage leased as of December 31, 2007.

3 The average closed sales price is not necessarily indicative of the expected average selling prices of remaining inventory due to the variability in product mix and market pricing. Sales prices for commercial development projects are not disclosed due to the wide range of product being sold.

4 Includes land cost and capitalized interest, but excludes sales commissions and closings costs.

5 Estimated 2008 capital and the timing of sales and leasing activity are dependent on a number of factors, including timing of sales proceeds, project costs and construction progress. Construction progress, even on fully-entitled projects, depends on additional government approvals, such as building permits. As such, estimated sales or leasing timing is subject to change.

Alexander & Baldwin, Inc.

Real Estate Sales Segment

Planned Real Estate Developments1

As of December 31, 2007

Project Description	Location	Ownership Interest	Company’s Voting Interest if Joint Venture[2]	Product Type	Project Acres	Planned Sales

Wailea MF-6	Wailea, Maui	Wholly-owned	N/A	Resort residential lots	23	60
Wailea MF-10	Wailea, Maui	Wholly-owned	N/A	Resort residential/commercial	14	45
Wailea MF-16	Wailea, Maui	Wholly-owned	N/A	Resort residential lots	7	20
Wailea SF-8	Kihei, Maui	Wholly-owned	N/A	Primary residential	13	90
Wailea, other	Wailea, Maui	Wholly-owned	N/A	Various	83	500
Kahului Town Center	Kahului, Maui	Wholly-owned	N/A	Primary residential/commercial	19	440
Santa Barbara Ranch	Santa Barbara, CA	Joint Venture	50%	Resort residential lots	1,040	65
Eleele Development	Eleele, Kauai	Wholly-owned	N/A	Primary residential/commercial	28	100
Waiawa	Waiawa, Oahu	Joint Venture	50%	Primary residential lots	1,000	5,000
Maui Business Park	Kahului, Maui	Wholly-owned	N/A	Light industrial lots	179	90

1 Planned real estate developments include projects in active planning that are either entitled or currently projected to receive entitlements in 2008 or 2009. All figures should be considered approximations only.

2 The Company’s percentage share of joint venture returns may vary from the Company’s voting percentage because returns are generally tiered based on final joint venture results. Additionally, the Company’s required capital contributions as a percentage of total equity capital required may differ from the Company’s voting percentage, depending on the specific joint venture terms.